Exhibit 10.22

Execution Copy

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of                     , 2009 by and among Healthport Incorporated (f/k/a Companion Technologies Corporation), a South Carolina corporation (the “Company”) and Patrick J. Haynes, III (the “Consultant”). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in Section 13.

WHEREAS, the Consultant and the Company are parties to that certain the Consultant Employment Agreement dated as of December 29, 2006 and amended as of December 23, 2008 (the “Prior Employment Agreement”), and the Consultant and the Company wish to terminate such agreement and enter into this Agreement in its place.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Engagement. The Company hereby engages the Consultant, and the Consultant accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending as provided in Section 6 (the “Consulting Period”).

Section 2. Services and Duties. During the Consulting Period, the Consultant will serve as the non-executive chairman of the Board of Directors of the Company and the Board of Directors of Holdings (the “Board”). The Consultant shall have the authorities, duties and responsibilities customarily commensurate with the position of a non-executive chairman of the Board and such additional customary responsibilities, duties and authority as may from time to time be reasonably assigned to the Consultant by the Board. The Consultant shall also provide strategic planning and other advisory services to the Company as may from time to time be agreed by the Consultant and the Board. The Consultant agrees to devote a sufficient amount of his business time, attention and energies as may be necessary for the diligent performance of his services hereunder. The Consultant will report directly to the Board. The Consultant will perform his services hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Company acknowledges the Consultant’s existing relationship with The Thurston Group, Inc. and its Affiliates, and agrees that the Consultant, subject to (i) his agreement to devote a sufficient amount of his business time, attention and energies as may be necessary for the diligent performance of his obligations hereunder, and (ii) the Consultants obligations under Section 8 and Section 9, may continue to hold his positions in such entities and continue to provide services thereto.

Section 3. Location. The Consultant’s duties hereunder will be performed in the greater metropolitan Chicago, Illinois area, subject to customary travel obligations as will be required in the diligent performance of such duties. The Company agrees to maintain offices for the Consultant at 875 N. Michigan Ave., Suite 3640, Chicago, Illinois, 60661, or such other address in the greater metropolitan Chicago area as is approved by the Board as the principal executive offices of the Company, and to provide all equipment, supplies and other items reasonably required for the performance of his duties under this Agreement at such offices.

Section 4. Annual Fee and Benefits.

(a) Annual Fee. During the Consulting Period, the Company will pay the Consultant an annual fee in accordance with Exhibit A hereto (as in effect from time to time, the “Annual Fee”) as compensation for services rendered hereunder. The Annual Fee will be payable in monthly or semi-monthly installments as determined by the Company. The Annual Fee will be reviewed on at least an annual basis, beginning on the one year anniversary of the date of this Agreement (such anniversary date, each anniversary date thereafter, and any additional review dates as described in the proviso hereto, a “Date of Determination”), and shall be adjusted in accordance with Exhibit A hereto; provided that additional reviews shall be conducted as soon as practical following the receipt of three full months of financial statements of the Company subsequent to any add on acquisition to the Company or any of its Subsidiaries. Such reviews will be conducted by the Board or a committee designated by the Board. You shall have sole responsibility for the payment of all applicable governmental taxes including federal, state and local income taxes arising out of payments made to you hereunder and for all employment and disability insurance, Social Security and other similar taxes applicable to your service hereunder.

(b) Benefits. During the Consulting Period, the Company will provide the Consultant with family health and dental, life, long-term disability and Directors’ and Officers’ liability insurance under such plans as the Board may establish or maintain from time to time for directors and/or senior executives of the Company and its Subsidiaries (collectively, the “Benefits”).

(c) Vacation. The Consultant will be entitled to four weeks of paid vacation each year.

(d) Reimbursement of Expenses. During the Consulting Period, the Company will reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) Automobile Allowance. During the Consulting Period, the Company will lease for the Consultant, or reimburse the Consultant for the reasonable costs of leasing, an automobile of his choice; provided that in no event will the Company’s obligations under this Section 4(e) exceed $1,250 per month.

(f) Professional Education. The Consultant’s attendance at professional seminars will be decided on an ad hoc basis by the Board and the Consultant.

(g) Administrative and Back Office Support. During the Consulting Period, the Company shall provide the Consultant with an administrative and back office support dedicated resource.

Section 5. [Intentionally Deleted]

Section 6. Termination. The Consulting Period will commence on the date hereof and will continue until December 29, 2011 (the “Original Term”), unless sooner terminated as follows:

(a) By the Company, For Cause (as that term is defined below), upon written notice to the Consultant or in connection with a Sale of the Company.

(b) Upon the death of the Consultant.

(c) By the Consultant, up to 30 days after written notice to the Company of resignation by the Consultant (which time period will be in the sole discretion of the Company).

(d) If the Consultant fails to perform his duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to the Consultant to terminate this Agreement on a date not less than 30 days thereafter (“Notice Period”), and, if the Consultant has not resumed full performance of his duties under this Agreement within such Notice Period, then his engagement under this Agreement will terminate on the date provided in the notice. As used in this Agreement, the term “Disability” will mean the inability of the Consultant to perform his duties under this Agreement by reason of his disability, as reasonably determined by an independent physician selected by the Board with the approval of the Consultant, such approval not to be unreasonably withheld or delayed.

(e) By the Consultant, in the event the Company is in material breach of any of its obligations hereunder and such breach is not cured within 30 days of written notice thereof from the Consultant. A material breach of the Company’s obligations under this Agreement includes, without limitation, (i) a material change in his reporting structure, responsibilities or obligations under this Agreement without his prior written consent; or (ii) his Annual Fee, as in effect on the Closing Date or as the same may be increased by the Board from time to time thereafter, is reduced, unless such reduction is agreed to by the Consultant in writing; or (iii) the Company requires the Consultant to relocate to a place that is not in the greater metropolitan Chicago, Illinois area.

(f) By the Company, other than as described in clause (a), (b) or (d) above.

For purposes of this Agreement, “For Cause” will mean the Consultant’s (i) conviction of, or plea of guilty or no contest or similar plea with respect to, either (A) a felony or (B) any crime that causes Holdings and its Subsidiaries, taken as a whole, a substantial and material financial detriment; (ii) commission of an act involving fraud or embezzlement with respect to Holdings or any of its Subsidiaries; (iii) substantial and repeated failure (except where due to illness, Disability or incapacity) to perform his duties hereunder, which failure is not cured within 30 days after written notice thereof to the Consultant from the Company which notice will specifically set forth the nature of such failure and the actions required to correct the same; (iv) commission of any willful or intentional act of the Consultant that has the intended effect of injuring the reputation or business of Holdings or its Affiliates in any material respect; (v) continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy or approved or excused by the Board or (B) is the result of his illness, Disability or incapacity; or (vi) use of illegal drugs by the Consultant or repeated public drunkenness; provided, however, that the Company’s failure to achieve certain results will not be deemed to constitute “For Cause” so long as the Consultant uses his reasonable best efforts to perform his duties under this Agreement.

In the event the Consulting Period terminates by reason of the Consultant’s resignation, death, Disability or other incapacity or the Company terminates the Consulting Period For Cause or in connection with a Sale of the Company, the Consultant will not be entitled to receive his Annual Fee or any fringe benefits for periods after the termination of the Consulting Period. In the event the Consulting Period is terminated by the Company pursuant to Section 6(f) or by the Consultant pursuant to Section 6(e), then so long as the Consultant continues to comply with Sections 8 and 9, the Consultant will be entitled to receive (i) severance payments in an aggregate amount equal to one year’s Annual Fee based on the Annual Fee in effect at the time the Consulting Period is terminated and (ii) Benefits at the same level as they are provided from time to time to the Company’s senior management employees, for a period equal to one year from the date of such termination. Any such severance payments paid to the Consultant by the Company will be paid in equal monthly installments; provided that the Consultant will be required to sign a release of all past, present and future claims against ABRY, its Affiliates and the Related Companies as a condition to receiving such payments and Benefits.

Section 7. Resignation as Officer or Director. Upon the termination of the Consulting Period, the Consultant will be deemed to have resigned from each position (if any) that the Consultant then holds as an officer or director of Holdings or any of its Subsidiaries (including his membership on the Board and the board of directors of any Subsidiary of Holdings), and the Consultant will take any action that Holdings or any of its Subsidiaries may request in order to confirm or evidence such resignation.

Section 8. Confidential Information. The Consultant acknowledges that the information, observations and data that have been or may be obtained by the Consultant during his prior employment relationship with the Company, or through the services performed hereunder or through his involvement as a member or stockholder of Holdings or any Subsidiary or predecessor thereof (each of Holdings, any Subsidiary or Affiliate or any such affiliate predecessor being a “Related Company”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, the Consultant agrees that the Consultant will not disclose to any unauthorized Person or use for the account of the Consultant or any other Person any Confidential Information without the prior written consent of Holdings (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of his improper acts or omissions to act, or is required to be disclosed by law. The Consultant will deliver or cause to be delivered to the Company at the termination of his engagement hereunder, or at any other time Holdings or any of its Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which the Consultant may then possess or have under his control.

Section 9. Non-Compete, Non-Solicitation.

(a) Non-Compete. The Consultant acknowledges that during his prior employment relationship with the Company, or through the services performed hereunder or through his involvement as a member or stockholder of any Related Company, the Consultant has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that his services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, the Consultant agrees that, during the Consulting Period and for a period of two years thereafter (the “Noncompete Period”), the Consultant will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on his own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the business of Holdings or its Subsidiaries (as and where the same is conducted or proposed to be conducted by the Related Companies during the Consulting Period, or as of the end of the Consulting Period if the Consulting Period has then ended). Nothing in this Section 9 will prohibit the Consultant from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as the Consultant has no direct or indirect participation in the business of such corporation. By initialing in the space provided below, the Consultant acknowledges that the Consultant has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(a).              [initial].

(b) Non-Solicitation. During the Noncompete Period, the Consultant will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, the Consultant acknowledges that the Consultant has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(b).              [initial].

Section 10. Enforcement. The Company and the Consultant agree that if, at the time of enforcement of Section 8 or Section 9, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because the Consultant’s services are unique and because the Consultant has access to information of the type described in Section 8 or Section 9, the Company and the Consultant agree that money damages would be an inadequate remedy for any breach of Section 8 or Section 9. Therefore, in the event of a breach of Section 8 or Section 9, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 8 or Section 9. The provisions of Section 8, Section 9 and Section 10 are intended to be for the benefit of each Related Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 8, Section 9 and Section 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Consulting Period. By initialing in the space provided below, the Consultant acknowledges that the Consultant has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 10.             [initial].

Section 11. Representations and Warranties.

(a) the Consultant. The Consultant represents and warrants to the Company as follows:

(i) Other Agreements. The Consultant is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect his performance under this Agreement.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) The Company. The Company hereby represents and warrants to the Consultant as follows:

(i) D&O Insurance. The Company shall maintain directors’ and officers’ liability insurance in an amount of no less than $3,000,000, and that the Consultant will be covered under such policy while serving in all capacities contemplated hereby.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Section 12. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

Section 13. Certain Definitions. When used herein, the following terms will have the following meanings:

“ABRY” means ABRY Partners V, L.P. and each of its Affiliates.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York, the State of Illinois, or the Commonwealth of Massachusetts.

“EBITDA” means earnings before interest, taxes, depreciation and amortization as such items appear on the face of the Company’s financial statements, excluding any add-backs and pro forma adjustments for acquisitions, as determined in good faith by the Board.

“Holdings” means HealthPort, Inc., a Delaware corporation.

“Measured EBITDA” means, as of any Date of Determination, the product of (i) actual EBITDA for the trailing three months prior to such Date of Determination, and (ii) 4.0.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Sale of the Company” means the consummation of any merger or consolidation of Holdings with or into any other Person or any sale of all or substantially all of the ownership interests or assets of Holdings and its Subsidiaries, taken as a whole (other than a transaction following which the holders of the outstanding membership interests of Holdings prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

“Termination Date” means the date on which the Consulting Period ends, as determined pursuant to the provisions of Section 6.

Section 14. “Key Man” and Life Insurance. The Consultant agrees to submit to any requested physical examination in connection with the Company’s purchase of a “key-man” life insurance policy. The Consultant agrees to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man life insurance policy by Holdings or any of its Subsidiaries.

Section 15. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to the Consultant, to:

Patrick J. Haynes, III

c/o Healthport Incorporated

875 N. Michigan Avenue

Suite 3640

Chicago, Illinois 60661

Facsimile: 312-255-0060

Notices to the Company, to:

Healthport Incorporated

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile: (617) 859-7205

Attention: Jay Grossman

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: 212-446-4900

Attention: Armand A. Della Monica, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing between the Company, ABRY and the Consultant or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and the schedules hereto), even though under Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(i) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE UNITED STATES

DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 15(a). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way, including, without limitation, the Prior Employment Agreement. The parties hereto acknowledge and agree that, the Prior Employment Agreement is hereby terminated and shall cease to be of further legal effect, provided that nothing contained herein shall excuse or affect any party’s rights with respect to a prior breach of such agreement

(l) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(m) Actions by the Company. Any action, election or determination by the Board or any committee thereof pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.

Section 16. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code, and the rules and regulations promulgated thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Consultant by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) Notwithstanding any other payment schedule provided herein to the contrary, if the Consultant is deemed on the date of termination to be a ‘specified employee’ within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a ‘separation from service,’ such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such ‘separation from service’ of the Consultant, and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Consultant in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a ‘separation from service,’ and such benefits are not otherwise exempt from Code Section 409A, the Consultant shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Consultant, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Consultant, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c) For purposes of Code Section 409A, the Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., ‘payment shall be made within thirty (30) days’), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) To the extent that post-termination payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Consultant of a release of claims, the Consultant shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of his termination. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not ‘deferred compensation’ for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Consultant’s termination, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Consultant’s termination.

(ii) To the extent any such cash payment or continuing benefit to be provided is ‘deferred compensation’ for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Consultant’s termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Consultant’s termination, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Consultant’s termination.

The Company may provide, in its sole discretion, that the Consultant may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Consultant shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse the Consultant the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Consultant, in each case had such benefits commenced immediately upon his termination. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(e) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Consultant (provided that if any such reimbursements constitute taxable income to the Consultant, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and his right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(f) In no event shall any payment under this Agreement that constitutes ‘deferred compensation’ for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g) A termination shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination unless such termination is also a ‘separation from service’ within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a ‘termination’ or like terms shall mean ‘separation from service.

Section 17. Independent Contractor. Except as expressly provided herein, the Consultant shall not be entitled to any compensation, reimbursement, benefits, perquisites or other remuneration of any kind as a result of your services hereunder. The Consultant and the Company agree that the Consultant will perform services under this letter agreement as an independent contractor. The Consultant will not be considered an employee of the Company or any of its affiliates as a result of this letter agreement nor will he have authority to contract in the name of or bind the Company or its affiliates by reason of this letter agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Consultant Agreement as of the date first written above.

HEALTHPORT INCORPORATED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Consultant Agreement as of the date first written above.

PATRICK J. HAYNES, III

EXHIBIT A

Measured EBITDA	Annual Fee
Less than $5 million	$276,000
At least $5 million but less than $10 million	$276,000
At least $10 million but less than $15 million	$326,000
At least $15 million but less than $20 million	$326,000
At least $20 million but less than $25 million	$376,000
$25 million or greater	$451,000